Exhibit 10.3
NONQUALIFIED STOCK OPTION AWARD
FOR INTERNATIONAL PARTICIPANTS

Award Date [Grant Date]	Option Shares [Number of Shares Granted]	Exercise Price [Price]	Expiration Date [Expiration Date]

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the award date specified above (the “Award Date”) granted to

[Participant Name]

(the “Optionee”) the option (the “Option”) to purchase that number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above (the “Option Shares”). The Option that this Award represents will expire on the expiration date indicated above (the “Expiration Date”), unless it is terminated prior to that time in accordance with this Award.
The Option Shares represented by this Award shall become exercisable as follows: ____% on each of the ______________ anniversaries, unless this Option shall have terminated or the vesting shall have accelerated as provided in this Award. Once this Option has become exercisable for all or a portion of the Option Shares, it will remain exercisable for all or such portion of the Option Shares, as the case may be, until the Option expires or is terminated as provided in this Award.
By accepting this Award, the Optionee acknowledges that the Optionee will not have any of the rights of a shareholder with respect to the Option Shares until the Optionee has duly exercised the Option and paid the exercise price indicated above (the “Exercise Price”) and applicable withholding taxes in accordance with this Award. The Optionee further acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Committee to administer the UnitedHealth Group Incorporated 2011 Stock Incentive Plan (the “Plan”), the Company intranet web pages or otherwise, any information concerning the Company, this Award, the Plan pursuant to which the Company granted this Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
This Option is subject to the further terms and conditions set forth below and to the terms of the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *

1.    Nonqualified Option. The Company does not intend that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended.
2.    Termination of Option. The Option shall terminate on the Expiration Date. The Option shall terminate prior to the Expiration Date if the Optionee ceases to be employed by the Company or any Affiliate, except that:
(a)General. Except as expressly provided in Section 14 or this Section 2, if prior to vesting of the Options as set forth herein, the Optionee ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), then the Optionee may, at any time within the Exercise Period (as defined below), exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Optionee was entitled to purchase under the Option on the date of the termination of his or her employment.
(b)Death or Long-Term Disability. If the Optionee dies while employed by the Company or any Affiliate, or if the Optionee’s employment by the Company or any Affiliate is terminated due to the Optionee’s failure to return to work as the result of a long-term disability which renders the Optionee incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program (“Disability”), then: (i) all unvested Option Shares hereunder shall immediately vest and be exercisable, and (ii) the Optionee (or the Optionee’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may (subject to earlier expiration on the Expiration Date) at any time within a period of five years after the Optionee’s death or Disability, or for such other longer period established at the discretion of the Committee, exercise the Option to the extent of the full number of Option Shares which are exercisable following such vesting.
(c)Severance. Subject to Section 14, if Optionee’s employment with the Company or any Affiliate terminates at a time when Optionee is not eligible for Retirement (as defined below) and, in the circumstances, Optionee is entitled to severance or separation pay, the following provisions will apply. If the Optionee is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Optionee is not eligible for Retirement (as defined below) at the time of termination of employment, then the Option shall continue to vest and become exercisable for the period of such severance. If Optionee is entitled to severance under an employment agreement entered into with the Company, then the Option shall continue to vest and become exercisable for the period of such severance that Optionee is entitled to receive as of the date hereof. If the Optionee is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, then vesting of the Option shall continue for the lesser of the period (i) the Optionee would have received payments under the severance pay plan as in effect on the date hereof, had the Optionee been eligible for such payments; or (ii)  of separation pay. In either case, should the Optionee be paid in a lump sum versus bi-weekly payments, the Option shall continue to vest for the time in which severance or separation pay would have been paid had it been paid bi-weekly. Any portion of the Option that vests after the Optionee’s termination of employment pursuant to this Section 2(c) may be exercised during the Exercise Period

(as defined below). For avoidance of doubt, any Options that are unvested on the date of termination of Optionee’s employment and do not vest under the schedule set forth herein during the applicable severance or separation pay period identified above in this Section 2(c) shall be forfeited.
(d)Retirement. If the Optionee’s employment by the Company or any Affiliate is terminated and at the time of termination the Optionee is eligible for Retirement, then (i) the Option shall continue to vest and become exercisable as if such termination of employment had not occurred and (ii) the Optionee may, at any time within the shorter of (1) the Expiration Date of the Option, or (2) a period of five years after such termination of employment or for such other longer period established at the discretion of the Committee, exercise the Option to the extent of the full number of Option Shares which are then exercisable.
(e)For the purposes of this Award, “Exercise Period” shall mean the greater of: (i) a period of three months after the date of termination of the Optionee’s employment; (ii) a period of three months after vesting ceases as provided in Section 2(c) if Optionee receives severance or separation pay; or (iii) such other longer period established at the discretion of the Committee. This Option shall in no event be exercisable after the Expiration Date.
(f)For purposes of this Award, “Retirement” means the termination of employment of an Optionee who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause.
(g)For purposes of this Award, “Recognized Employment” shall include only employment since the Optionee’s most recent date of hire by the Company or any Affiliate, and shall not include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.
3.    Forfeiture of Option and Shares. This section sets forth circumstances under which the Optionee shall forfeit all or a portion of the Options, or be required to repay the Company for the value realized in respect of all or a portion of the Options.
(a)Violation of Restrictive Covenants. If the Optionee violates any provision of the Restrictive Covenants in Section 4 of this Award, then any (i) unvested Options and (ii) Options that vested within one year prior to the Optionee’s termination of employment with the Company or any Affiliate or at any time after such termination of employment and that have not been exercised shall be immediately cancelled and rendered null and void without any payment therefor (the “Forfeited Options”). If any such Forfeited Options have been exercised prior to the Optionee’s violation of the Restrictive Covenants, the Optionee shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in this Section 3(a) below.
To the extent that such Option Shares have been sold, the amount shall be the aggregate proceeds received from such sale of the net Option Shares acquired after payment of the Exercise Price and any applicable taxes (“Net Option Shares”). To the extent that the Net Option Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Option Shares on the date the Forfeited Options were exercised.
(b)Fraud. If the Board determines that the Optionee has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any vested and unvested Options then held by the Optionee shall be immediately cancelled and rendered null and void without any payment therefor. In addition, for any Options that were exercised during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements (the “Covered Options”), the Optionee shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in this Section 3(b) below, depending on whether the Optionee still holds the Option Shares acquired upon exercise of the Covered Options.
To the extent that such Option Shares have been sold, the amount shall be the aggregate proceeds received from such sale of the Net Option Shares. To the extent that the Net Option Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Option Shares on the date the Covered Options were exercised.
(c)In General. This section does not constitute the Company’s exclusive remedy for the Optionee’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Options to the Optionee. By receiving the grant of Options hereunder, the Optionee agrees that the Company may deduct from any amounts it owes the Optionee from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Optionee by the Company) to the extent of any amounts the Optionee owes the Company under this section. The provisions of this section and any amounts repayable by the Optionee hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.
4.     Restrictive Covenants. In consideration of the terms of this Award and the Company’s sharing of Confidential Information with the Optionee, the Optionee agrees to the restrictive covenants (“Restrictive Covenants”) set forth in the employment agreement, as amended (“Employment Agreement”), in effect as of the Award Date between the Company or any Affiliate and Optionee. For purposes of this Section 4, the term “Confidential Information” shall have such meaning as set forth in the Employment Agreement.
5.    Responsibility for Taxes. Optionee acknowledges that, regardless of any action taken by the Company or, if different, the employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to Optionee's participation in the Plan and legally applicable to

Optionee (“Tax-Related Items”) is and remains Optionee's responsibility and may exceed the amount actually withheld by the Company or the employer. Optionee further acknowledges that the Company and/or the employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to the exercise of this Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee's liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges that the Company and/or the employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (i) withholding from Optionee's wages or other cash compensation paid to Optionee by the Company and/or the employer, and/or (ii) withholding from proceeds of the sale of Shares acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee's behalf pursuant to this authorization without further consent).
6.     Manner of Exercise. On the terms set forth herein, the Option may be exercised by the Optionee in whole or in part from time to time by delivering notice of exercise (in a form and manner acceptable to the Company) to the Company or the Committee’s designated agent, accompanied by payment of the Exercise Price and any applicable withholding taxes (i) in cash, by wire transfer, certified check or bank cashier’s check payable to the Company, (ii) by delivery of shares of Common Stock already owned by the Optionee, (iii) by withholding shares of Common Stock from the total number of shares of Common Stock acquired upon exercise under this Award having a fair market value, on the exercise date, equal to the aggregate Exercise Price and any applicable withholding taxes, or (iv) by delivery of a combination of cash, withholding of shares of Common Stock acquired upon exercise of this Award, and/or delivery of shares of Common Stock already owned by the Optionee; provided, that the Optionee shall not be entitled to tender shares of Common Stock pursuant to successive, substantially simultaneous exercises of options to purchase Common Stock. Any shares of Common Stock already owned by the Optionee referred to in the preceding sentence must have been owned by the Optionee for no less than six months prior to the date of exercise of the Option if such shares were acquired upon the exercise of another option or upon the vesting of restricted stock or restricted stock units. Further, Optionee agrees to pay to the Company and/or the employer any amount of Tax-Related Items that the Company and/or the employer may be required to withhold or account for as a result of Optionee's participation in the Plan that cannot be satisfied by the means previously described. Notwithstanding the above, the Company or the Committee's designated agent may, its sole discretion, limit the methods of payment of the Exercise Price by Optionee for purposes of complying with local law or for administrative convenience. Notwithstanding anything to the contrary in this Award, the Company shall not be required to issue or deliver any shares of Common Stock upon exercise of any Option until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).
7.    No Guarantee of Employment. This Award does not confer on the Optionee any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Optionee at any time. Optionee’s employment with the Company is at will.
Optionee acknowledges the following:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;
(c)all decisions with respect to future grants, if any, will be at the sole discretion of Company;
(d)the value of an Award is an extraordinary item of compensation outside of the scope of the Optionee’s employment. As such, except to the extent provided otherwise in Section 2(c), an Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments;
(e)the future value of the underlying Option Shares is unknown and cannot be predicted with certainty;
(f)if the underlying Option Shares do not increase in value, the Option will have no value;
(g)if Optionee exercises the Option and acquires Option Shares, the value of those Shares may increase or decrease in value, even below the purchase price;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of Optionee's employment with the Company or the employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Optionee will be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(i)except as may otherwise be provided in Section 2 of this Award, in the event of termination of Optionee's employment (whether or not in breach of local labor laws), Optionee's right to vest in the Options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of his or her Option; and
(j)unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Option Shares.
9.    Notices. Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Optionee as set forth in the Plan.
10.    Benefit of Agreement. Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
11.    No Transfer. During the Optionee’s lifetime, only the Optionee can exercise the Option. The Optionee may not transfer the Option except by will or the laws of descent and distribution, or pursuant to a domestic relations order as described in the Code or Title I of the Employee Retirement Income Security Act (or the rules promulgated thereunder), to the extent provided in Section 2 (b) entitled “Termination of Option.” Any attempt to otherwise transfer the Option shall be void.
12.    Special Restriction on Transfer for Certain Optionees. If the Optionee is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that the Option is exercised in whole or in part and the Company has theretofore communicated the Optionee’s status as a Section 16 Officer to the Optionee, the following special transfer restrictions apply to any shares of Common Stock acquired upon the exercise of the Option. One-third (1/3) of the net number of any shares of Common Stock acquired upon the exercise of the Option at a time when the Optionee is a Section 16 Officer (including any shares of Common Stock or other securities subject to the Option following any adjustment made pursuant to this Option or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the date the Option is exercised. For purposes of this Option, the “net number of any shares of Common Stock acquired” shall mean the number of shares of Common Stock received with respect to the particular exercise after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover the Exercise Price of the Option and/or to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the exercise of the Option. The restrictions of this Section 12 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.
13.    Adjustments to Option Shares. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Option (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Option), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or other property) subject to the Option and (b) the exercise price with respect to the Option; provided, however, that the number of Option Shares shall always be a whole number. Without limiting the foregoing, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another entity, or the sale of all or substantially all of the Company’s assets to another entity, shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for such shares, the Optionee shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Award and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the Option, with appropriate adjustments to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Option, such shares of Common Stock, other securities, cash or other assets as would have been issued or delivered to the Optionee if the Optionee had exercised the Option and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such reorganization, consolidation, merger or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such reorganization, consolidation or merger or the entity purchasing such assets shall assume by written instrument the obligation to deliver to the Optionee such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, the Optionee may be entitled to purchase or receive.
14.    Certain Terminations on or After Change in Control. Notwithstanding the other vesting provisions set forth herein, but subject to the other terms and conditions set forth herein, the Option shall become fully vested and exercisable if, on or within two years after the effective date of a Change in Control, the Optionee ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Optionee for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Optionee is eligible for Retirement, (iv) due to Optionee’s Disability, or (v) in the circumstances described in Section 2(c). For purposes of this Award:

(a)“Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
(b)“Cause” shall mean Optionee’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Optionee’s employment, or (e) material breach of any employment agreement between the Optionee and the Company or any Affiliate, if any. The Company will, within 90 days of discovery of the conduct, give Optionee written notice specifying the conduct constituting Cause in reasonable detail and Optionee will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 90 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
(c)“Good Reason” shall mean the occurrence of any of the following without Optionee’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:

(i)	any reduction in Optionee’s base salary or a significant reduction in Optionee’s total compensation;

(ii)	a reduction in Optionee’s annual or long-term incentive opportunities;

(iii)	a diminution in Optionee’s duties, responsibilities or authority;

(iv)	a significant diminution in the budget over which the Optionee retains authority;

(v)	a change in Optionee’s reporting relationship; or

(vi)	a relocation of more than 25 miles from Optionee’s primary office location.
Optionee will, within 90 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail; provided however that this notice period shall be shortened or waived to the extent necessary if compliance with the notice period would cause the termination for Good Reason to occur following the second anniversary of the effective date of the Change in Control. Except as contemplated by the preceding sentence, in any instance where Optionee may have grounds for Good Reason, failure by Optionee to provide written notice of the grounds for Good Reason within 90 days of discovery shall be a waiver of Optionee’s right to assert the subject circumstance as a basis for termination for Good Reason.
15.    Narrowed Enforcement and Severability. If a court or arbitrator decides that any provision of this Award is invalid or overbroad, the Optionee agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.
16.    Injunctive Relief. The Optionee agrees that (a) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 4 of this Award will be inadequate, (b) the Company will suffer immediate and irreparable harm from any such breach, and (c) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.
16.    Survival. The Restrictive Covenants and provisions regarding the forfeiture of Options and Option Shares in this Award shall survive the termination of the Option.
17.    Other. An original record of this Award and all the terms thereof is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control. Neither the Plan nor the Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Optionee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Option, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
18.    Governing Law and Forum. The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of laws principles). For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction of the State of Minnesota and agree that such litigation shall be conducted in the state courts of Minnesota or the federal courts of the United States for the District of Minnesota.
19.    Code Section 409A. It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with United States Internal Revenue Code ("Code") Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Optionee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Optionee.

20.      Data Privacy.
Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee's Data (as defined below) by and among, as necessary and applicable, the employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Optionee's participation in the Plan.
Optionee understands that the Company and the employer may hold certain personal information about, including, but not limited to, Optionee's name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any share ownership or directorships held in the Company, and details of the Options or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Optionee's favor, for the purpose of implementing, administering and managing the Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee's country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Optionee's country. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Options Shares acquired upon Option exercise or other entitlement to Shares.
Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee's local human resources representative. Optionee understands that Optionee is providing the consent herein on a voluntary basis and that refusing to give Optionee's consent or revoking Optionee's consent will not adversely affect Optionee's employment status, service or career with the employer. Optionee understands, however, refusing or withdrawing Optionee's consent may result in the Company refraining from granting Optionee Options in the future. Further, Optionee understands that refusing or withdrawing such consent may affect Optionee's ability to participate in the Plan. In addition, Optionee understands that the Company and its Affiliates have separately implemented procedures for the handling of Data, which permits the Company to use the Data in the manner set forth above notwithstanding Optionee's withdrawal of such consent. Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage Optionee's participation in the Plan, and Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee's local human resources representative. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that Optionee may contact Optionee's local human resources representative.

21.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option and on any Option Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
22.    Language. If Optionee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23.    Addendum for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Optionee’s country (the “Addendum”). Moreover, if Optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Optionee, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Addendum constitutes part of this Agreement.
24.    Company Signature; Optionee Electronic Acknowledgment. An authorized representative of the Company has signed the Agreement below. Optionee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through the current on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
Optionee acknowledges and agrees that (i) Optionee has carefully reviewed this Agreement, including the Addendum hereto), and the Plan and the Plan set forth the entire understanding between Optionee and the Company regarding this Option and supersede all prior or contemporaneous oral and written agreements with respect thereto.
Optionee's designation/election via the current plan administrator’s website that Optionee has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Optionee's electronic signature and his or her express consent to this Agreement and the terms and conditions set forth in the Plan.

Acceptance Date: [Acceptance Date]
Signed Electronically/Signed Manually: [Signed Electronically]